Exhibit 99.1

Table VI
Description of Open Loans of Prior Mortgage Programs
(unaudited)
NOT COVERED BY REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Three Year Summary of Loans Originated by Prior Mortgage Programs. During the three-year period ending December 31, 2011, loans were made by prior programs with investment objectives similar to those of the company. The following table provides a summary of the loans originated for the three-year period as of December 31, 2011. The last column of the following chart reflects total outstanding loan balances on all loans for each prior program including those which originated prior to the three (3) year period ending December 31, 2011.

Name of privately offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Funded 01/01/09 to 12/31/11	Outstanding Loan Balances Originated 01/01/09 to 12/31/11	Total Outstanding Loans as of 12/31/11
RMI IV	1	$150,000	$148,423	$638,941
RMI V	2	$353,571	$338,824	$1,147,392
TOTAL	3	$503,571	$487,247	$1,786,333

Name of publicly offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Made 01/01/09 to 12/31/11	Outstanding Loan Balances Originated 01/01/09 to 12/31/11	Total Outstanding Loans as of 12/31/11
RMI VI	5	$1,100,554	$924,100	$4,025,846
RMI VII	2	$582,125	$575,277	$3,476,038
RMI VIII	17	$14,129,921	$6,094,142	$73,386,427
RMI IX	35	$12,325,236	$8,253,328	$8,253,328
TOTAL	59	$28,137,836	$15,846,847	$89,141,639

A further breakdown of these loans according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Privately Offered Mortgage Programs:

	RMI IV	RMI V
Loans
First Trust Deeds	$150,000	$353,571
Second Trust Deeds	—	—
Third Trust Deeds	—	—
Total	$150,000	$353,571
Location of Loans
Alameda	$150,000	$150,000
El Dorado	—	203,571
Total	$150,000	$353,571
Type of Property
Single Family (1-4 units)	$—	$—
Commercial	—	—
Multi Family	150,000	353,571
Land	—	—
Total	$150,000	$353,571

A further breakdown of these loans according to the type of deed of trust, the location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Publicly Offered Mortgage Programs:

	RMI VI	RMI VII	RMI VIII	RMI IX
Loans
First Trust Deeds	$1,100,554	$582,125	$11,473,521	$9906698
Second Trust Deeds	—	—	2,456,400	2418538
Third Trust Deeds	—	—	200,000	—
Total	$1,100,554	$582,125	$14,129,921	$12,325,236
Location of Loans
Alameda	$400,000	$400,000	$6,347,137	$1,289,250
Butte	—	—	152,434	—
Contra Costa	—	—	—	310,000
El Dorado	271,429	—	—	—
Kern	—	—	275,000	—
Los Angeles	117,000	—	175,000	2,189,000
Marin	182,125	182,125	200,000	750,000
Monterey	—	—	—	185,000
Orange	—	—	—	200,000
Riverside	—	—	—	215,800
Sacramento	—	—	—	100,000
San Diego	130,000	—	—	702,137
San Francisco	—	—	4,630,400	2,879,301
San Luis Obispo	—	—	275,000	—
San Mateo	—	—	814,950	1,577,158
Santa Clara	—	—	1,260,000	1,927,500
Total	$1,100,554	$582,125	$14,129,921	$12,325,236
Type of Property
Single Family (1-4 units)	$429,125	$182,125	$11,176,487	$11,655,236
Commercial	—	—	—	270,000
Multi Family	671,429	400,000	2,953,434	400,000
Land	—	—	—	—
Total	$1,100,554	$582,125	$10,479,921	$12,325,236